Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of SMTC Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-204756) on Form S-8 of SMTC Corporation of our report of our report dated April 14, 2014, with respect to the consolidated statement of operations and comprehensive loss, changes in shareholders’ equity and cash flows of SMTC Corporation for the period from December 31, 2012 to December 29, 2013, which report appears in the January 3, 2016 annual report on Form 10-K of SMTC Corporation.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada
March 17, 2016